Exhibit 99.1

News
Media Contacts:
Cephalon, Inc.	Takeda Pharmaceuticals
Robert Grupp	Matt Kuhn
610-738-6402	847-383-3454
rgrupp@cephalon.com	mkuhn@tpna.com

Investor Contact:
Cephalon, Inc.	Takeda Pharmaceutical Co.
Robert (Chip) Merritt	Seizo Masuda
610-738-6376	81-6-6204-2060
cmerritt@cephalon.com	Masuda_Seizo@takeda.co.jp

For Immediate Release

Cephalon and Takeda Announce Agreement to
Co-Promote PROVIGIL® in the United States

Agreement More Than Doubles Size of PROVIGIL Sales Force

Frazer, Pa. and Lincolnshire, Ill. — June 12, 2006 ― Cephalon, Inc. (Nasdaq: CEPH) and Takeda Pharmaceuticals North America, Inc. today announced that the companies have entered into an agreement to co-promote PROVIGIL® (modafinil) Tablets [C-IV] in the United States.

In July, 500 Takeda sales representatives will begin promoting PROVIGIL to primary care physicians and other appropriate health care professionals in the United States. At that time, the Cephalon and Takeda sales force co-promoting PROVIGIL will consist of approximately 900 people.

“Takeda Pharmaceuticals North America has a proven record in co-promoting innovative pharmaceutical products to primary care physicians, who represent the most rapidly growing market segment for this product,” said Robert P. Roche, Jr., executive vice president, worldwide pharmaceutical operations, of Cephalon. “Takeda also has an established presence in the central nervous system therapeutic area, and they will enable us to significantly increase market penetration as we seek to maximize PROVIGIL sales growth over the next several years.”

“We are pleased to partner with Cephalon, a dynamic company with a leadership position in the central nervous system market. This relationship is a great fit for both companies,” said Mark Booth, president of Takeda Pharmaceuticals North America. “Adding PROVIGIL to our new central nervous system portfolio and having our representatives promote it alongside Takeda’s ROZEREM will be of great value to physicians and patients because of the respective roles of each product in the sleep-wake cycle.”

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SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

Cephalon and Takeda Announce Agreement to Co-Promote PROVIGIL® in the United States             2

The co-promotion agreement will run for three years with an option to renew annually. As part of the agreement, Cephalon also has an option to utilize the Takeda sales force for the promotion of NUVIGIL™ (armodafinil) Tablets,  assuming U.S. Food and Drug Administration (FDA) approval of this new product candidate. On May 1, 2006, Cephalon announced that it had received an approvable letter from the FDA for NUVIGIL.

Cephalon will pay Takeda a royalty based on certain sales criteria for PROVIGIL and NUVIGIL. Under the agreement, Cephalon will retain all responsibility for the development, manufacture, distribution and sale of PROVIGIL. Cephalon and Takeda will form a joint commercial committee to manage the promotion of PROVIGIL.

About PROVIGIL

Modafinil is the first and only medication in a new class of wake- promoting agents believed to work selectively through the sleep/wake centers to activate the cortex of the brain. The medication is currently approved in more than 20 countries and is available under several brand names including PROVIGIL. In 2004, the FDA approved PROVIGIL for improving wakefulness in patients with excessive sleepiness associated with shift work sleep disorder and as an adjunct to standard therapies for obstructive sleep apnea/hypopnea syndrome. PROVIGIL was originally approved in 1998 for improving wakefulness in patients with excessive sleepiness associated with narcolepsy.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

Cephalon currently markets four proprietary products in the United States: PROVIGIL (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride), ACTIQ® (oral transmucosal fentanyl citrate) [C-II], and TRISENOX®  (arsenic trioxide) injection. In addition, VIVITROL™ (naltrexone for extended-release injectable suspension) was recently approved in the United States and is expected to be available in June 2006. Cephalon also markets numerous products internationally. Full U.S. prescribing information is available at www.cephalon.com or by calling 1-800-896-5855.

Takeda Pharmaceuticals North America, Inc.

Based in Lincolnshire, Ill., Takeda Pharmaceuticals North America, Inc. is a wholly owned subsidiary of Takeda Pharmaceutical Company Limited, the largest pharmaceutical company in Japan. In the United States, Takeda currently markets oral diabetes, insomnia, cholesterol-lowering and gastroenterology treatments, and through the Takeda Global Research & Development Center, Inc., the company has a robust pipeline with compounds in development for

SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

Cephalon and Takeda Announce Agreement to Co-Promote PROVIGIL® in the United States             3

diabetes, cardiovascular disease, and other conditions. Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. To learn more about the company and its products, visit www.tpna.com.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, including the projected timelines for and likelihood of approval of NUVIGIL; manufacturing development and capabilities; market prospects for Cephalon’s products, including as a result of the co-promotion agreement with Takeda and whether Cephalon can significantly increase the market penetration and maximize sales growth of, or attain certain sales levels for, PROVIGIL or, if approved, NUVIGIL; sales and earnings guidance; and other statements regarding matters that are not historical facts, including: the total number of sales representatives expected to be promoting PROVIGIL in the future, the future performance of the Takeda sales force in promoting PROVIGIL; and the benefits that Cephalon expects to derive as a result of this collaboration. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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